Exhibit 5.2

601 Lexington Avenue New York, NY 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

September 7, 2017

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva, 4951033 Israel

Ladies and Gentlemen:

We are acting as special U.S. counsel to Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) covering the offering by the Company of up to 70,000,000 ordinary shares, par value NIS 0.1 per share (“ordinary shares”), of the Company (the “Shares”), including (i) 65,000,000 ordinary shares, which were approved by the Company’s stockholders at its Annual Meeting of Stockholders on July 13, 2017, to be issued under the Teva Pharmaceutical Industries Limited 2015 Long-Term Equity-Based Incentive Plan (the “Incentive Plan”) and (ii) 5,000,000 ordinary shares to be issued under the Teva Pharmaceutical Industries Limited 2008 Employee Stock Purchase Plan for U.S. Employees (the “Stock Purchase Plan” and, together with the Incentive Plan, the “Plans”). The Shares may be represented by the Company’s American Depository Shares (“ADSs”) under the Amended and Restated Deposit Agreement, dated November 5, 2012, as amended (the “Deposit Agreement”), among the Company, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and the holders from time to time of the Company’s ADSs. The Shares being registered are issuable to certain employees, officers, directors and consultants of the Company or its affiliates in connection with the grant of awards (“Awards”) to such employees, officers, directors and consultants, as applicable, under the Plans (the “Awardholders”).

For purposes of this letter, we have examined the Deposit Agreement and such documents, records, certificates, resolutions and other instruments, and considered such aspects of New York law, as we have deemed necessary as a basis for this opinion, and we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we advise you that (1) the Deposit Agreement, assuming due authorization, execution and delivery by the Depositary and the Company, constitutes a

Beijing  Boston  Chicago  Hong Kong  Houston  London  Los Angeles   Munich  Palo Alto  San Francisco  Shanghai  Washington, D.C.

Teva Pharmaceutical Industries Limited

September 7, 2017

legal, valid, binding and enforceable agreement of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and (2) the ADSs, when sold or delivered to Awardholders in accordance with the Plans and the Awards granted thereunder, will entitle the holders of such ADSs to the rights specified in the Deposit Agreement.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with or effect of any laws except the internal laws of the State of New York.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP